Form of Global Restricted Stock Agreement

CONFORMIS, INC.
RESTRICTED STOCK AGREEMENT
Conformis, Inc. (the “Company”) has selected you to receive the following restricted stock award, which is subject to the provisions of the Company’s 2015 Stock Incentive Plan (the “Plan”) and the terms and conditions contained in this Restricted Stock Agreement.

Name of Recipient:	_____________________
Number of shares of restricted common stock awarded:	_____________________
Grant Date:	_____________________

Vesting Schedule:	_____________________

All vesting is dependent on the Recipient remaining an Eligible Participant, as provided herein.
Please confirm your acceptance of this restricted stock award and of the terms and conditions of this Agreement by signing a copy of this Agreement where indicated below.

CONFORMIS, INC. By:___________________________ Name of Officer Title:
Accepted and Agreed:

__________________________
[insert name of recipient]

Form of Global Restricted Stock Agreement

CONFORMIS, INC.
RESTRICTED STOCK AGREEMENT
The terms and conditions of the award of shares of restricted common stock of the Company (the “Restricted Shares”) made to the Recipient, as set forth on the cover page of this Agreement, are as follows:
1.    Issuance of Restricted Shares.
(a)    The Restricted Shares are issued to the Recipient, effective as of the Grant Date (as set forth on the cover page of this Agreement), in consideration of services rendered and to be rendered by the Recipient to the Company.
(b)    The Restricted Shares will be issued by the Company in book entry form, in the name of the Recipient. The Recipient agrees that the Restricted Shares shall be subject to the forfeiture provisions set forth in Section 3 of this Agreement and the restrictions on transfer set forth in Section 4 of this Agreement.
2.    Vesting.
Unless otherwise provided in this Agreement or the Plan, the Restricted Shares shall vest in accordance with the vesting schedule set forth on the cover page of this Agreement. Any fractional number of Restricted Shares resulting from the application of such vesting schedule shall be rounded down to the nearest whole number of Restricted Shares.
3.    Forfeiture of Unvested Restricted Shares Upon Cessation of Service.
In the event that the Recipient ceases to be an employee, director or officer of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants, or advisors of which are eligible to receive restricted stock grants under the Plan (an “Eligible Participant”), for any reason or no reason, with or without cause, all of the Restricted Shares that are unvested as of the time of such cessation shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Recipient, effective as of such cessation. The Recipient hereby authorizes the Company to take any actions necessary or appropriate to cancel any certificate(s) representing forfeited Restricted Shares and transfer ownership of such forfeited Restricted Shares to the Company; and if the Company or its transfer agent requires an executed stock power or similar confirmatory instrument in connection with such cancellation and transfer, the Recipient shall promptly execute and deliver the same to the Company. The Recipient shall have no further rights with respect to any Restricted Shares that are so forfeited.

4.    Restrictions on Transfer.
The Recipient shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Restricted Shares, or any interest therein, until such Restricted Shares have vested, except that the Recipient may transfer such Restricted Shares: (a) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren and any other relatives approved by the Compensation Committee (collectively, “Approved Relatives”) or to a trust established solely for the benefit of the Recipient and/or Approved Relatives, provided that such Restricted Shares shall remain subject to this Agreement (including without limitation the forfeiture provisions set forth in Section 3 and the restrictions on transfer set forth in this Section 4) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement; or (b) as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation). The Company shall not be required (i) to transfer on its books any of the Restricted Shares which have been transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Restricted Shares or to pay dividends to any transferee to whom such Restricted Shares have been transferred in violation of any of the provisions of this Agreement.
5.    Restrictive Legends.
The book entry account reflecting the issuance of the Restricted Shares in the name of the Recipient shall bear a legend or other notation upon substantially the following terms:
“These shares of stock are subject to forfeiture provisions and restrictions on transfer set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or his or her predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”
6.    Rights as a Shareholder.
Except as otherwise provided in this Agreement, for so long as the Recipient is the registered owner of the Restricted Shares, the Recipient shall have all rights as a shareholder with respect to the Restricted Shares, whether vested or unvested, including, without limitation, rights to vote the Restricted Shares and act in respect of the Restricted Shares at any meeting of shareholders; provided that, as provided in the Plan, the payment of dividends on unvested Restricted Shares shall be deferred until the vesting of such shares.
7.    Provisions of the Plan.
This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Recipient with this Agreement.
8.    Tax Matters.

(a)    Acknowledgments; Section 83(b) Election. The Recipient acknowledges that he or she is responsible for obtaining the advice of the Recipient’s own tax advisors with respect to the acquisition of the Restricted Shares, including with respect to the availability of making an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the Recipient is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the Restricted Shares. The Recipient understands that the Recipient (and not the Company) shall be responsible for the Recipient’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the Restricted Shares.
(b)    Withholding. The Recipient acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Recipient any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the Restricted Shares. At such time as the Recipient is not aware of any material nonpublic information about the Company or the Common Stock, the Recipient shall execute the instructions set forth in Schedule A attached hereto (the “Automatic Sale Instructions”) as the means of satisfying such tax obligation. If the Recipient does not execute the Automatic Sale Instructions prior to an applicable vesting date, then the Recipient agrees that if under applicable law the Recipient will owe taxes at such vesting date on the portion of the award then vested the Company shall be entitled to immediate payment from the Recipient of the amount of any tax required to be withheld by the Company. The Company shall not deliver any shares of Common Stock to the Recipient or release such shares from forfeiture until it is satisfied that all required withholdings have been made.
9.    Miscellaneous.
(a)    No Right to Continued Employment or Other Status. The Recipient acknowledges and agrees that, notwithstanding the fact that the vesting of the Restricted Shares is contingent upon his or her continued employment by or other service to the Company, this Agreement does not constitute an express or implied promise of continued employment or other service or confer upon the Recipient any rights with respect to continued employment or any other relationship with the Company.
(b)    Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.
(c)    Recipient’s Acknowledgments; Clawback. The Recipient acknowledges that he or she has read this Agreement, has received and read the Plan, and understands the terms and conditions of this Agreement and the Plan. In accepting this award, the Recipient agrees to be bound by any clawback policy that the Company may adopt in the future.
10.    Data Privacy Notice

In accepting the Restricted Stock award, Recipient explicitly, voluntarily and unambiguously consents to the collection, use and transfer, in electronic or other form, of

Recipient’s personal data as described in this Agreement and any other grant materials by an and among, as applicable, the Company, the Employer and any other Affiliate for the exclusive purpose of implementing, administering and managing Recipient’s participation in the Plan.

Recipient understands that the Company and other Affiliates may hold certain personal information about Recipient, including, but not limited to, Recipient’s name, home address, email address and telephone number, date of birth, social security number, passport or other identification number, salary, nationality, job title, or any shares held in the Company, and details of all awards or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in Recipient’s favor (“Data”), for the exclusive purpose of implementing, administering and managing Recipient’s participation in the Plan.

Recipient further understands that the Company, the Employer and/or other Affiliates will transfer Data among themselves as necessary for the exclusive purposes of implementation, administration and management of Recipient’s participation in the Plan, and that the Company, the Employer and/or other Affiliates may each further transfer Data to E*Trade Financial Corporate Services, Inc. or such other third party (“Data Recipients”), which is assisting the Company (or may assist the Company in the future) with the implementation, administration, and management of the Plan.

Recipient understands that the Data Recipients are located in the United States, and that the United States may have different data privacy laws and protections than Recipient’s country. Recipient understands that, if Recipient resides outside the United States, Recipient may request a list with the names and addresses of Data Recipients by contacting in writing Recipient’s local human resources representative. Recipient authorizes the Data Recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purposes of implementing, administering, and managing Recipient’s participation in the Plan. Recipient understands that Data will be held only as long as is necessary to implement, administer and manage Recipient’s participation in the Plan.

Recipient understands that, if Recipient resides outside the United States, Recipient may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data to make the information contained therein factually accurate, or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Recipient’s local human resources representative.

Further, Recipient understands that Recipient is providing the consents herein on a purely voluntary basis. If Recipient does not consent, or if Recipient later seeks to revoke the consents, Recipient’s status will not be affected; the only consequence of refusing or withdrawing the consents is that the Company would not be able to grant Restricted Stock or other equity awards to Recipient or administer or maintain such awards. Therefore, Recipient understands that refusing or withdrawing the consents may affect Recipient’s ability to participate in the Plan. For more information on the consequences of Recipient’s refusal to consent or withdrawal of consent, Recipient understands that Recipient may contact in writing dataprivacy@conformis.com.

Upon request of the Company, Recipient agrees to provide a separate executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company may deem necessary to obtain from Recipient for the purpose of administering Recipient’s participation in the Plan in compliance with the data privacy laws in Recipient’s country, either now or in the future. Recipient understands and agrees that Recipient will not be able to participate in the Plan if Recipient fails to provide any such consent or agreement requested by the Company.
11.    Electronic Delivery.
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Recipient hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
12.    Language .
If Recipient has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

13.    Appendix .
Notwithstanding any provisions in this Agreement, the Restricted Stock award shall be subject to any special terms and conditions set forth in any Appendix to this Award Agreement for Recipient’s country. Moreover, if Recipient relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Recipient, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.

By electronically accepting this Agreement and participating in the Plan, Recipient agrees to be bound by the terms and conditions in the Plan and this Agreement, including the Appendix. Within six months of the Grant Date, if Recipient has not electronically accepted this Agreement on E*Trade.com’s website, or the website of any other stock plan service provider appointed by the Company, then this award shall automatically be deemed accepted, and Recipient shall be bound by the terms and conditions in the Plan and this Agreement, including the Appendix.

APPENDIX

Conformis, Inc.
2015 Stock Incentive Plan
Restricted Stock Grant Agreement
Additional Terms and Provisions

Terms and Conditions

This Appendix (the “Appendix”) includes additional terms and conditions that govern the Restricted Stock award (“RSA”) granted to you under the Plan if you reside in one of the countries listed below. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement. The RSA will not create any entitlement to receive any similar benefit in the future.

Notifications

This Appendix also includes country-specific information of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of July 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you do not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that your restricted stock vests, or when you sell shares acquired under the Plan.

In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your particular situation. Finally, please note that if you are a citizen or resident of a country other than the country in which you are currently working or residing, or transfer employment or residence after grant, the information contained in the Appendix may not be applicable.

Belgium

Notifications

Foreign Asset/Account Reporting Information. Recipient is required to report any securities ( e.g. , shares of Stock) or bank accounts opened and maintained outside Belgium on his or her annual tax return.

Germany

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In case of payments in connection with the sale of shares of Stock acquired under the Plan or the receipt of any cash dividends, the report must be filed electronically by the 5th day of the month following the month in which the payment was received. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. If you use a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of shares acquired under the Plan, the bank may make the report for you. In addition, you must report any receivables, payables, or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis.

SWITZERLAND
Notifications
Securities Law Information . The RSA is considered a private offering in Switzerland and is therefore not subject to registration.

UNITED KINGDOM
Terms and Conditions
Payment of Restricted Stock Award . This provision supplements the “Issuance of Restricted Shares” section of the Agreement:
The grant of the RSA does not provide any right for Recipient to receive a cash payment and the Restricted Stock award is payable in Stock only. This provision is without prejudice to the application of the “Tax Withholding” section of the Agreement.
Tax and National Insurance Contributions Acknowledgement . The following provision supplements the “Tax Withholding” section of this Agreement:

Recipient agrees that if payment or withholding of income tax due in connection with the vesting of the Restricted Stock award, or the release or assignment of the Restricted Stock award for consideration, or the receipt of any other benefit in connection with the Restricted Stock award (the “Taxable Event”), is not made within 90 days after the end of the UK tax year in which the Taxable

Event occurred or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by Recipient to the Employer, effective on the Due Date. Recipient agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”) and will be immediately due and repayable by Recipient, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in the “Tax Withholding” section in this Agreement. Notwithstanding the foregoing, if Recipient is an executive officer or director of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), Recipient shall not be eligible for a loan from the Company to cover the income tax due. In the event that Recipient is an executive officer or director and income tax is not collected from or paid by Recipient by the Due Date, the amount of any uncollected income tax may constitute a benefit to Recipient on which additional income tax and national insurance contributions (“NICs”) may be payable. Recipient understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company and/or the Employer (as appropriate) for the value of employee NICs due on this additional benefit which the Company and/or the Employer may recover from Recipient by any of the means set forth in the “Tax Withholding” section of this Agreement.
Joint Election . As a condition of Recipient’s participation in the Plan, Recipient agrees to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Employer in connection with the Restricted Stock award and any event giving rise to Tax-Related Items (the “Employer’s NICs”). Without limitation to the foregoing, Recipient agrees to enter into a joint election with the Company and/or the Employer (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and to execute any other consents or elections required to accomplish the transfer of the Employer’s NICs to Recipient. Recipient further agrees to execute such other joint elections as may be required between Recipient and any successor to the Company and/or the Employer. Recipient further agrees that the Company and/or the Employer may collect the Employer’s NICs from him or her by any of the means set forth in the “Tax Withholding” section of this Agreement.
If Recipient does not enter into a Joint Election, if approval of the Joint Election has been withdrawn by HMRC, if the Joint Election is revoked by the Company or the Employer (as applicable), or if the Joint Election is jointly revoked by Recipient and the Company or the Employer, as applicable, the Company, in its sole discretion and without any liability to the Company or the Employer, may choose not to issue or deliver any shares of Stock or proceeds from the sale of shares to Recipient upon vesting of the Restricted Stock award.

Schedule A

Automatic Sale Instructions

The undersigned hereby consents and agrees that any taxes due on a vesting date as a result of the vesting of Restricted Shares on such date shall be paid through an automatic sale of shares as follows:

(a)    Upon any vesting of any Restricted Shares pursuant to Section 2 hereof, the Company shall sell, or arrange for the sale of, such number of shares of Common Stock that vest pursuant to Section 2 as is sufficient to generate net proceeds sufficient to satisfy the Company’s minimum statutory withholding obligations with respect to the income recognized by the Recipient upon the vesting of the Restricted Shares (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income), and the Company shall retain such net proceeds in satisfaction of such tax withholding obligations.
(b)    The Recipient hereby appoints the Chief Financial Officer and Chief Legal Officer of the Company, and either of them acting alone and with full power of substitution, to serve as his or her attorneys in fact to sell the Recipient’s Common Stock in accordance with this Schedule A. The Recipient agrees to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the Shares pursuant to this Schedule A.
(c)    The Recipient represents to the Company that, as of the date hereof, he or she is not aware of any material nonpublic information about the Company or the Common Stock. The Recipient and the Company have structured this Agreement, including this Schedule A, to constitute a “binding contract” relating to the sale of Common Stock, consistent with the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934 under Rule 10b5-1(c) promulgated under such Act.
The Company shall not deliver any shares of Common Stock to the Recipient or free any such shares from forfeiture until it is satisfied that all required withholdings have been made.

_______________________________

Recipient Name: ________________

Date: __________________________